EXHIBIT 99.1

COSINE COMMUNICATIONS, INC. ADOPTS STOCKHOLDER RIGHTS PLAN

SAN JOSE, CA. September 8, 2005 - CoSine Communications Inc. (Pink Sheets: COSN.PK) announced today that its Board of Directors has adopted a share purchase rights plan effective as of September 1, 2005, which provides for a dividend distribution of one preferred share purchase right for each outstanding share of the Company's common stock. The dividend is payable on September 12, 2005 to the Company's stockholders of record at the close of business on that date.  This action was taken after careful study and was not taken in response to any pending takeover bid for the Company.  The primary purpose of the plan is to preserve the Company's existing and projected net operating losses, or "NOLs," for tax purposes.  Under the Internal Revenue Code and rules promulgated by the Internal Revenue Service, the Company can carry forward these NOLs in certain circumstances to offset current and future earnings, and thus reduce its federal income tax liability (subject to certain requirements and restrictions).  The Company believes that it will be able to carry forward a substantial portion of its NOLs and that these NOLs, therefore, constitute a substantial asset of the Company.

The Company's future use of these NOLs could be substantially limited or lost altogether, however, in the event of an "ownership change," as defined under Section 382 of the Internal Revenue Code.  In general, the Code says that a company experiences an ownership change if holders of at least 5% of the outstanding shares of common stock, or "5% holders," increase their aggregate ownership interest in the company over a three-year testing period by more than 50%, measured in terms of the market value of the company's capital stock.  The plan is designed to reduce the likelihood of an ownership change under the Code, by discouraging any person or group from acquiring enough shares to constitute 5% or more of the outstanding shares of common stock of the Company.  The plan also discourages preexisting 5% holders of common stock from acquiring additional shares representing more than an additional 1%.  In addition, our Board may exempt any person or group that owns more than 5% of the outstanding shares of our common stock if the Board determines that the person or group's ownership will not endanger the availability of our NOLs.

After giving careful consideration to the Company's NOLs and past transactions in the Company's common stock, the Board of Directors concluded that, because the plan would serve to protect the NOLs, which, in turn, would protect stockholder value, the plan would be in the best interests of the Company and its stockholders.

Under the plan, the rights will initially trade together with the shares of the Company's common stock and will not be exercisable.  In the absence of further action by the Board of Directors, the rights issued under the plan generally will become exercisable and allow the holder to acquire(i) on one-hundredth of a share of the Company's Series A Junior Participating Preferred Stock of (ii) shares of the Company's common stock at a discounted price if a person or group acquires 5% or more of the Company's outstanding shares of common stock, or if a preexisting 5% holder increases its holdings by more than 1% (subject to downward adjustment by the Board of Directors if deemed necessary to protect the NOLs).  Rights held by non-exempt persons who exceed the 5% threshold will be void.  Under certain circumstances, the rights will entitle the holder to buy shares in an acquiring entity at a discounted price.

The plan also includes an exchange option.  In general, after the rights become exercisable, the Board of Directors may, at its option, effect an exchange of part or all of the rights (other than rights that have become void) for shares of common stock.  Under this option, the Company would issue one share of common stock for each right, subject to adjustment in certain circumstances.

The Company's Board of Directors may, at its option, redeem all rights for $0.01 per right, generally at any time prior to the rights becoming exercisable.  The rights will expire on September 1, 2007, unless earlier redeemed, exchanged, or amended by the Board of Directors.

The issuance of the rights is not a taxable event, will not affect the Company's reported financial condition or results of operations (including earnings per share), should not interfere with the Company's operating, financing, or investing activities, and will not change the way in which the shares of the Company's common stock are currently traded.

 About Cosine Communications

CoSine Communications was founded in 1998 as a global telecommunications equipment supplier to empower service providers to deliver a compelling portfolio of managed, network-based IP and broadband services to consumers and business customers. Currently, CoSine's business consists primarily of a customer service capability operated under contract by a third party.

Safe Harbor Warning

"Safe Harbor" Statement Under the Private Securities Litigation Reform Act of 1995: This release contains forward-looking statements, which include, among others, statements concerning CoSine's expected financial performance, exploration of strategic alternatives, and business outlook, expected performance and developments. The company uses words such as "anticipate," "believe," "plan," "expect," "future," "intend" and similar expressions to identify forward-looking statements. These forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from those reflected in the forward-looking statements.

Factors that might cause such a difference include, but are not limited to, Cosine’s ability to identify and acquire new business operations while continuing to provide support to CoSine’s existing customers and continuing to offer CoSine’s intellectual property for license or sale, and the reactions, either positive or negative, of investors, competitors, customers, and others to CoSine’s strategic direction and to any specific strategic alternative or opportunity selected by CoSine, all as may be discussed in more detail on pages 30 through 36 of our Annual Report on Form 10-K for the fiscal year ended December 31, 2004 and our Form 10-Q filings. Readers are cautioned not to place undue reliance on these forward-looking statements, which reflect management's opinions only as of the date hereof. CoSine undertakes no obligation to revise or publicly release the results of any revision to these forward-looking statements.

For additional information contact:

Terry Gibson
(408) 236-7518
E-mail: Terry.Gibson@Cosinecom.com